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                    [LETTERHEAD OF CONYERS DILL & PEARMAN]

RBX/ss/311372/d.399567                                       April 23, 1998

RSL Communications, Ltd.
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs

RSL Communications, Ltd.
Registration Statement on Form S-4

We have acted as special legal counsel in Bermuda to RSL Communications, Ltd. (the "Company") in connection with the registration of (i) US$200,000,000 9 1/8% Senior Exchange Notes due 2008; (ii) US$328,084,000 10 1/8% Senior Discount Exchange Notes due 2008; and (iii) DM296,000,000 10% Senior Discount Exchange Notes due 2008 (together, the "Notes") issued by RSL Communications PLC (the "Issuer") and guaranteed by the Company as described in the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on April 10, 1998 (the "Registration Statement").

For the purposes of giving this opinion, we have examined and relied upon the following documents:

(i)       a copy of the Registration Statement;

(ii) a photocopy of an Indenture dated as of February 27, 1998 between the Issuer, the Company as guarantor and The Chase Manhattan Bank as trustee in respect of the Old U.S. Dollar Senior Notes (as defined in the Registration Statement) containing the guarantee of such Notes by the Company.


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RSL Communications, Ltd.
April 23, 1998

Page 2

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(iii)    A photocopy of an Indenture dated as of February 27, 1998 between the
         Issuer, the Company as guarantor and The Chase Manhattan Bank as trustee in respect of the Old U.S. Dollar Senior Discount Notes (as defined in the Registration Statement) containing the guarantee of such Notes by the Company; and

(iv) A photocopy of an Indenture dated as of 16 March, 1998 between the Issuer, the Company as guarantor and The Chase Manhattan Bank as trustee in respect of the Old DM Notes (as defined in the Registration Statement) containing the guarantee of such Notes by the Company.

We also have reviewed a copy of the memorandum of association and the bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Business - Service of Process and Enforcement of Liabilities", and "Legal Matters".

On the basis of and subject to the foregoing, we are of the opinion that:

1. The New Notes Guarantees (as defined in the Registration Statement) have been duly authorised by the Company.

2. The statements contained under the heading "Description of the New Notes and the New Notes Guarantees - Additional Amounts" on pages 155, 156 and 157 of the Registration Statement to the extent that such statements provide that no withholding or deduction for taxes will be payable under Bermuda law in respect of any payments to be made by the Company under the New Notes Guarantees (as defined in the Registration Statement) are accurate.

Yours faithfully

/s/ Conyers Dill & Pearman